Exhibit 99.(d)(37)

Form of Contractual Fee Waiver Agreement

[Summit Global Investments, LLC Letterhead]

                       , 20

Salvatore Faia

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:                               Summit Global Investments U.S. Low Volatility Equity Fund

Dear Mr. Faia:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby and effective as of the date noted above, Summit Global Investments, LLC (“Summit”) agrees that in order to maintain the established expense ratio of the Summit Global Investments U.S. Low Volatility Equity Fund (the “Fund”), of The RBB Fund, Inc., Summit shall, until further notice, but in no event terminating before                              , 2013, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which the Fund’s total annual fund operating expenses for each of its Class A, Class I and Retail Class Shares (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total annual fund operating expense ratio (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

•                  1.23% of the of the average daily net assets attributable to the Fund’s Class A Shares;

•                  0.98% of the of the average daily net assets attributable to the Fund’s Class I Shares; and

•                  1.23% of the of the average daily net assets attributable to the Fund’s Retail Class Shares.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

SUMMIT GLOBAL INVESTMENTS, LLC

By:
Name:
Title:

Your signature below acknowledges
acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.